EXHIBIT 99.1

Artificial Life, Inc. Receives New Funding

Hong Kong, March 14, 2006 - Hong Kong based Artificial Life, Inc. (OTC BB: ALIF) a leading provider of award winning mobile technology and applications today announced that it has received new funding.

The company has successfully closed a round of private placements and sold 3,090,681 shares at $.55 per share to two institutional investors and 545,500 shares at $.55 to three private investors and issued an option for 454,545 shares at a strike price of $.7 per share and options for in total 1,399,860 shares at a strike price of $1,- per share. The stocks are issued under Rule 144 and are restricted from trading for 12 months with granted piggy back registration rights after 9 months. The Company also received proceeds of $69,720 from the execution of 166,000 options issued in 2001.

The net cash proceeds received from these transactions are $2,069,620.

"These new funds will give us the opportunity to speed up the current global product roll-out of our 3G products, to increase sales and marketing efforts and to develop even more leading edge mobile products. Our goal is to further strengthen our position as a leading provider of 3G mobile games" said Eberhard Schoeneburg, CEO of Artificial Life, Inc.

About Artificial Life

Artificial Life, Inc. (OTC BB: ALIF - news) is a public US corporation headquartered in Hong Kong and a leading global provider of award winning mobile technology, content, games and applications (see also: www.artificial-life.com; www.v-girl.com; www.virtual-boys.com; www.v-disco.com; www.v-penguins.com; www.botme.com).

Contact: CEO E. Schoeneburg, Tel (+852) 3102 2800; e-mail es@artificial-life.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:
Statements in this press release regarding Artificial Life, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the "Risk Factors" described in the Company's Annual Report or Forms 10-K, 10-K(SB) or 10-Q(SB) for the recent fiscal years. All information set forth in this press release is as of March 14, 2006 and Artificial Life, Inc. undertakes no duty to update this information unless required by law.